Exhibit 10.11

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT

This CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT (this “Agreement”) is made as of the 2nd day of February, 2009 by and between Medivation, Inc., a Delaware Corporation, and David Hung, M.D. (“Executive”).

Background

WHEREAS, this Agreement provides the terms and conditions for the severance benefits that the Company will provide to Executive due to Executive’s Qualifying Termination (as defined below) with the Company following a Change of Control (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

Agreement

1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a) “Base Salary” shall mean Executive’s base salary or regular wage rate in effect immediately prior to the Qualifying Termination (not giving effect to any decrease in base salary providing Executive with Good Reason for termination of his or her employment). Base Salary does not include variable forms of compensation such as but not limited to overtime, lead premiums, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

(b) “Board” shall mean the Board of Directors of Company, or any successor thereto.

(c) “Cause,” as determined by the Board in good faith, shall mean Executive has:

(1) failed to perform his or her stated duties in all material respects, which failure continues for fifteen (15) days after Executive’s receipt of written notice of the failure from the Company;

(2) intentionally and materially breached any provision of this Agreement or any other written agreement with the Company, and has not cured such breach within fifteen (15) days after Executive’s receipt of written notice of the breach from the Company (provided that, the Company’s written notice is not required if Executive’s breach is not reasonably capable of cure);

(3) demonstrated Executive’s personal dishonesty in connection with Executive’s employment with the Company;

(4) engaged in willful misconduct in connection with Executive’s employment with the Company;

(5) engaged in a breach of fiduciary duty in connection with Executive’s employment with the Company; or

(6) willfully violated any material law, rule or regulation, or final cease-and-desist order (other than minor traffic violations or similar offenses), been convicted or pled guilty (including a no contest plea) to any felony, or engaged in other serious misconduct of such a nature that Executive’s continued employment may reasonably be expected to cause the Company substantial economic or reputational injury.

(d) “Change of Control” shall have the same definition as in the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “2004 Equity Plan”).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Company” shall mean Medivation, Inc. or its successor, and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Medivation, Inc.

(g) “Disability” shall have the same definition as in the 2004 Equity Plan.

(h) “Good Reason” shall mean:

(1) a material breach of this Agreement by the Company;

(2) the Company fails to obtain the assumption of this Agreement by any successor to Company; or

(3) the Company, without Executive’s express written consent: (i) materially reduces Executive’s Base Salary or the aggregate fringe benefits provided to Executive (except to the extent the decrease is pursuant to a general compensation or benefits reduction applicable to all, or substantially all, employees of the Company at the same position level as Executive); (ii) materially diminishes Executive’s authority, duties or responsibilities; or (iii) requires Executive to be based more than twenty-five (25) miles from Executive’s office location as of the date of this Agreement (except for required travel on Company business to an extent substantially consistent with Executive’s business travel obligations of the date of this Agreement).

(i) “Retirement” shall mean the termination of Executive’s employment with the Company in accordance with the retirement policies, including early retirement policies, generally applicable to the Company’s salaried employees.

(j) “Qualifying Termination” shall mean the occurrence, on or within twelve (12) months following the consummation of a Change of Control, of either (y) a termination of Executive’s employment by the Company without Cause (and for reasons other than death or Disability), or (z) a termination of Executive’s employment by Executive for Good Reason, and in either case such termination is a “separation from service” as defined in Treasury Regulations Section 1.409A-1(h)(1)(ii). The following events shall not constitute a Qualifying Termination: (i) Executive resigns his or her employment with the Company for any reason that does not qualify as Good Reason at any time, including but not limited to Executive’s Retirement; or (ii) Executive’s employment is terminated for Cause, or due to death or Disability.

(k) “Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision; and (iii) specifies the anticipated date that termination of Executive’s employment shall become effective; and (iv) is given in the manner specified in Section 11(j).

2. Term and Termination of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through December 31, 2009; provided that commencing on January 1, 2010 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than December 31 of the preceding year, the Company shall have given written notice to Executive that it does not wish to extend this Agreement. In addition, this Agreement will terminate immediately if Executive’s employment terminates at any time (at the Company’s request or Executive’s request) if such termination is not a Qualifying Termination.

3. Termination of Employment.

(a) At-Will Employment Relationship. During the term of this Agreement, Executive’s employment relationship is at-will and both the Company and Executive can terminate employment at any time, with or without advance notice, and with or without Cause.

(b) Termination By Company For Cause. During the term of this Agreement, the Company shall have the right to terminate Executive’s employment for Cause by providing written notice to Executive specifying the particulars of the conduct of Executive forming the basis for Cause to terminate Executive’s employment. The Company also must comply with any applicable advance notice and cure period requirement as specified in the definition of Cause hereunder.

(c) Termination By Executive For Good Reason. During the term of this Agreement, Executive may terminate his or her employment for Good Reason by written notice to the Company given within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for termination. Such notice must identify Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason and identify Executive’s planned termination date (which must be at least thirty (30) days from the date that the written notice is provided to the Company). Executive may terminate his or her employment for Good Reason thereafter only if the Company fails to cure the circumstances identified in Executive’s notice as giving rise to Good Reason within thirty (30) days after its receipt of Executive’s notice, and Executive’s termination must become effective no later than sixty (60) days after the date that the Company received Executive’s notice provided hereunder.

4. Severance Benefits.

(a) Severance Benefits For Qualifying Terminations. Subject to the terms and conditions of this Agreement (including but not limited to the execution of an effective release agreement as described in Section 6 below), if Executive suffers a Qualifying Termination, the Company will provide the following as Executive’s sole severance benefits (the “Severance Benefits”):

(i) Cash Severance Benefit. The Company shall pay in a lump sum an amount equal to twenty-four (24) months of Executive’s Base Salary, to be paid within ten (10) business days following the Release Effective Date (as defined in Section 6).

(ii) COBRA Premium Benefit. If Executive was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company immediately prior to termination, Executive may be eligible to continue coverage under such group health plan (or to convert to an individual policy) following his or her last day of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”). If Executive is eligible for continued coverage under COBRA and timely elects such continued coverage, the Company shall pay the full amount of the COBRA premiums for Executive and his or her eligible dependents for the first twenty-four (24) months of such coverage or until such earlier date as either (A) Executive and/or his or her eligible dependents cease to be eligible for COBRA coverage or (B) Executive becomes eligible for the group health plan coverage of a subsequent employer. Following such period of Company-paid COBRA coverage, Executive will be responsible for the timely payment of the full amount of premiums required under COBRA for the duration of the COBRA period (if any). Executive must notify the Company immediately if he or she becomes eligible for coverage by a group health plan of a subsequent employer.

(b) Other Terminations. In the event Executive’s employment terminates other than a Qualifying Termination, Executive’s rights upon termination shall be governed by applicable law and by the Company’s standard employment termination policy applicable to Executive in effect at the time of termination or, if applicable, any written employment agreement between the Company and Executive other than this Agreement in effect at the time of termination.

(c) Certain Reductions. The Company shall reduce the Severance Benefits by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with the Qualifying Termination or termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law (collectively, “WARN”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for severance, termination pay, or otherwise allowing Executive to remain on the payroll for a limited period of time after being given notice of the termination of employment. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

5. Deductions and Withholdings. All payments under this Agreement will be subject to applicable withholding for federal, state and local taxes. If Executive is indebted to the Company as of his or her last day of employment, the Company reserves the right to offset the Severance Benefits by the amount of such indebtedness. Additionally, if Executive is subject to withholding for taxes related to any payments or benefits, including but not limited to any imputed income related to perquisites or withholding taxes due in connection with the vesting or exercise of equity awards, the Company may offset against the Severance Benefits the amount of such withholding taxes. However, Severance Benefits payments will not be subject to any deductions for other benefit plan purposes such as 401(k) plan contributions and/or 401(k) loan repayments or other employee benefit plan contributions.

6. Release of Claims. In order to be eligible to receive the Severance Benefits, Executive must execute and allow to become effective a general waiver and release in substantially the form attached hereto as Exhibits A, B or C (as applicable) within the time frame set forth therein, but in no event may such release be effective later than sixty (60) days following the date of Executive’s Qualifying Termination. The date Executive’s release agreement becomes effective, as further described in the applicable release form, is referred to herein as the “Release Effective Date”. The Company, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with Executive.

7. Additional Eligibility and Transition Matters.

(a) Return of Company Property. Executive will not be entitled to the Severance Benefits unless and until Executive returns all Company Property upon his or her termination (or earlier if so requested by the Company). For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by Executive during his or her period of employment with the Company and other Company property which Executive had in his or her possession or control including, but not limited to, Company files, notes, lab notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving the Severance Benefits, Executive must not make or retain copies, reproductions or summaries of any such Company Property. However, Executive is not required to return his or her personal copies of documents evidencing Executive’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company.

(b) Prepayment of Advanced Amounts. Executive will not be entitled to the Severance Benefits if he or she previously received an advance(s) for business travel and entertainment expenses unless and until Executive (i) properly completes and submits an expense reimbursement form(s) and supporting receipts to his or her manager no later than the effective date of the Qualifying Termination and (ii) repays any amounts advanced but not used and approved for reimbursement.

(c) Transition of Work. Executive will not be entitled to any Severance Benefits unless and until he or she (i) has satisfactorily transitioned his or her work and information concerning his or her work to the Company to the extent requested by the Company (including but not limited to completion of exit checklists and properly signed and witnessed lab notebooks), and (ii) has provided the Company with all logins, passwords, passcodes and similar information created by Executive for documents, email and electronic files that Executive created or used on Company systems.

(d) Proprietary Information Obligations. Executive is not eligible for the Severance Benefits if he or she has not signed the Company’s standard form of confidential information and inventions assignment agreement (“Proprietary Agreement”) covering Executive’s entire period of employment with the Company (and with any predecessor) and/or if Executive does not confirm in writing that he or she is and shall remain subject to the terms of the Proprietary Agreement.

(e) Resignation From Board. If Executive is a member of the Board as of the Qualifying Termination, Executive will not be eligible for the Severance Benefits unless he or she promptly resigns from the Board if requested to do so by a majority of the Board.

8. Death of Executive. Any amounts due Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum as soon as practicable after Executive’s death to Executive’s surviving spouse, or if none, to the duly appointed personal representative of Executive’s estate, provided that all conditions for receipt of such amounts have been satisfied.

9. Treatment of Parachute Payments.

(a) In the event that it shall be determined (as hereafter provided) that any payment by the Company to or for the benefit of Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the amount of the cash Severance Benefits payable to Executive hereunder shall be reduced and then the noncash payments and benefits hereunder shall be reduced, to the extent necessary so that no portion of the Payments is subject to the Excise Tax; provided, however, that Executive may elect (at any time prior to the payment of any Payments under this Agreement) to have the noncash payments and benefits reduced (or eliminated) prior to any reduction of the cash payments under this Agreement. Notwithstanding the foregoing, payments or benefits under this Agreement will not be reduced unless: (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments) is greater than (ii) (A) the net amount of such Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments), minus (B) the amount of Excise Tax to which Executive would be subject in respect of such unreduced Payments.

(b) All determinations required to be made under this Section 9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, shall be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. For purposes of the computations required by this Section 9 to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon and Executive shall be deemed to pay federal, state and local income and payroll taxes at the highest marginal rate of taxation. The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations contemplated by this Section. Any final determination by the Accounting Firm shall be binding upon the Company and Executive. The Company shall pay all fees and expenses of the Accounting Firm.

10. Code Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A of the Code (Section 409A, together, with any state law of similar effect, “Section 409A”) and Executive is, at the time of the separation from service, a “specified employee” of the Company (or any successor entity thereto), as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 10 and (B) commence paying the balance of the Severance Benefits in accordance with the original payment schedules set forth above. For the avoidance of doubt, it is intended that (1) each installment of the Severance Benefits is a separate “payment” for purposes of Section 409A, (2) all Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (3) the Severance Benefits consisting of premiums paid under COBRA also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(9)(v).

11. Miscellaneous.

(a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.

(b) Transfer and Assignment. The rights and obligations of Executive under this Agreement may not be transferred or assigned without the prior written consent of the Company. This Agreement shall be binding upon any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or PDF of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

(d) Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) ERISA. For purposes of the Executive Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay Executive welfare benefit plan, and not an Executive pension plan, and shall be construed and administered with that intention.

(f) Prior Employment. Executive represents and warrants that acceptance of employment with the Company has not breached, and the performance of his or her employment duties to the Company will not breach, any duty owed by Executive to any prior employer or other person.

(g) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(h) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances, and, if possible, the invalid or unenforceable provision shall be modified to become valid and enforceable to the greatest extent consistent with the general intent of the parties hereunder.

(i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(j) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (A) on the delivery date if hand-delivered or sent by facsimile transmittal, (B) on the following business day if sent by documented overnight delivery service, and (C) within five (5) business days if sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed to the respective addresses set forth below or any other address as may be designated in writing by the affected party:

To the Company:

Medivation, Inc.

201 Spear Street, 3rd Floor

San Francisco, CA 94105

Attention: Chief Financial Officer

To Executive:

David Hung, M.D.

_______________________________

_______________________________

(k) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter of hereof. This Agreement provides the exclusive benefits that Executive may become eligible to receive upon a Qualifying Termination, and shall supersede any other severance plan, policy or practice, whether formal or informal, written or unwritten, previously announced or maintained by the Company (with the exception of any provisions contained in any equity incentive plan or award agreement providing for accelerated vesting of option shares upon or following a Qualifying Termination).

(l) No Implied Employment Contract. This Agreement shall not be deemed (i) to give Executive or any other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge Executive or any other person at any time, with or without cause, which right is hereby reserved.

(m) Waiver. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(n) Circular 230 Disclaimer. The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). Any advice in this Agreement is not intended or written to be used, and it cannot be used, by Executive for the purpose of avoiding any penalties that may be imposed on Executive. Any advice in this Agreement was written to support the promotion or marketing of participation in the Company’s change of control severance benefit program. Executive should seek advice based on his or her particular circumstances from an independent tax advisor.

(o) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of California without regard to conflict of laws principles.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MEDIVATION, INC.		DAVID HUNG, M.D. (EXECUTIVE)

By:	/s/ C. Patrick Machado	/s/ David Hung
Its:	Chief Financial Officer

Exhibit A	–	Release Agreement For Employees 40 Or Older (Group Termination)

Exhibit B	–	Release Agreement For Employees 40 Or Older (Individual Termination)

Exhibit C	–	Release Agreement For Employees Under 40 Years Old (Individual or Group Termination)

EXHIBIT A

RELEASE AGREEMENT FOR EMPLOYEES 40 OR OLDER

(GROUP TERMINATION)

As provided in the CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT dated             , 2009 (the “Agreement”) between me and Medivation, Inc. (the “Company”), I will be eligible for certain severance benefits related to a Qualifying Termination following a Change of Control if I enter into this Release Agreement (the “Release”). I am not relying on any promise or representation by the Company that is not expressly stated in the Agreement. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby acknowledge and reaffirm my obligations under my Proprietary Agreement with the Company.

In consideration of the Severance Benefits, and other consideration, provided to me under the Agreement that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to the Chief Executive Officer of the Company; and (5) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must: (1) sign and return this Release to the Company within forty-five (45) days after I am requested to sign it by the Company or its successor (as applicable); and (2) I must not revoke it thereafter.

EXECUTIVE

Printed Name:

Date:

EXHIBIT B

RELEASE AGREEMENT FOR EMPLOYEES 40 OR OLDER

(INDIVIDUAL TERMINATION)

As provided in the CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT dated             , 2009 (the “Agreement”) between me and Medivation, Inc. (the “Company”), I will be eligible for certain severance benefits related to a Qualifying Termination following a Change of Control if I enter into this Release Agreement (the “Release”). I am not relying on any promise or representation by the Company that is not expressly stated in the Agreement. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby acknowledge and reaffirm my obligations under my Proprietary Agreement with the Company.

In consideration of the Severance Benefits, and other consideration, provided to me under the Agreement that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to the Chief Executive Officer of the Company; and (5) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must: (1) sign and return this Release to the Company within twenty-one (21) days after I am requested to sign it by the Company or its successor (as applicable); and (2) I must not revoke it thereafter.

EXECUTIVE

Printed Name:

Date:

EXHIBIT C

RELEASE AGREEMENT FOR EMPLOYEES UNDER 40 YEARS OLD

(INDIVIDUAL OR GROUP TERMINATION)

As provided in the CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT dated             , 2009 (the “Agreement”) between me and Medivation, Inc. (the “Company”), I will be eligible for certain severance benefits related to a Qualifying Termination following a Change of Control if I enter into this Release Agreement (the “Release”). I am not relying on any promise or representation by the Company that is not expressly stated in the Agreement. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby acknowledge and reaffirm my obligations under my Proprietary Agreement with the Company.

In consideration of the Severance Benefits, and other consideration, provided to me under the Agreement that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right

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to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

This Release will be effective as of the first business day that I return the signed Release to the Company (the “Release Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company within fourteen (14) days after I am requested to sign it by the Company or its successor (as applicable).

EXECUTIVE

Printed Name:

Date:

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